                                                                  EXHIBIT 10(JJ)





                             AGREEMENT OF LEASE

                                     BETWEEN

                          QUAKER PARK ASSOCIATES, L.P.


                                   AS LANDLORD

                                       AND

                           QUAKER CHEMICAL CORPORATION


                                    AS TENANT












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                                      LEASE

         LEASE made this 19th day of December, 2000 by and between QUAKER PARK ASSOCIATES, L.P., a Pennsylvania limited partnership (hereinafter called "Landlord"), and QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (hereinafter called "Tenant").

                          FUNDAMENTAL LEASE PROVISIONS

                  1. "Term": Fifteen (15) years commencing on the Commencement Date and ending on the date (the "Expiration Date") which is (i) the day immediately preceding the fifteenth (15th) anniversary of the Commencement Date, if the Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the fifteenth (15th) anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month. Tenant shall have the right to renew this Lease for three (3) additional terms of five (5) years, five (5) years and four (4) years, respectively, on the terms and conditions set forth in Section 38 of the Lease. In the event that Tenant exercises its renewal option(s) in accordance with Section 38 of the Lease, then the Expiration Date shall mean the last day of the applicable Renewal Term (as hereinafter defined).

                  2. "Demised Premises": approximately 76,672 rentable square feet ("Tenant's RSF") in the buildings (the "Buildings") known or to be known as "Quaker Park", located at Elm and Lee Streets, Conshohocken, Pennsylvania and identified on the Site Plan attached hereto as Exhibit "A". The Demised Premises are shown as the cross-hatched area identified on Exhibit "B" attached hereto and made a part hereof. The Buildings and the land on which the Buildings are located are hereinafter referred to as the "Complex". The square footage of the Demised Premises shall, for all purposes under this Lease, be deemed to be the square footage set forth above. Within thirty (30) days after completion of the Office Space Improvements, Landlord shall cause Landlord's architect to measure the rentable square footage of the Demised Premises in accordance with the BOMA Measurement Standard (which shall take into account the Building loss factor) and to certify the same to Landlord and Tenant. In the event that the rentable square footage of the Demised Premises as certified by Landlord's architect differs from the square footage set forth above, then Tenant's RSF shall be deemed to be the rentable square footage certified by Landlord's architect, and Tenant's Fraction, the Annual Base Rent and all other terms of the Lease affected by changes in Tenant's RSF shall be adjusted accordingly. Notwithstanding the foregoing, Tenant shall have the option, exercisable by written notice to Landlord within forty-five (45) days after completion of the Office Space Improvements, to verify the rentable floor area of the Demised Premises by having the Demised Premises remeasured by Tenant's architect in accordance with the BOMA Measurement Standard (the "Tenant's Remeasurement"). If the rentable area of the Demised Premises resulting from the Tenant's Remeasurement is within three percent (3%) of the area of the Demised Premises as stated above, or as certified by Landlord's architect, as applicable (the "Stated Area"), the rentable floor area of the Demised Premises shall be equal to the Stated Area. If the Tenant's Remeasurement is not within three percent (3%) of the Stated Area, Landlord and Tenant shall negotiate in good faith for ten (10) days to attempt to reach agreement as to the rentable floor area of the Demised Premises. If within such ten (10) day period the parties have not mutually agreed on the rentable floor area of the Demised Premises, then within five (5) days following such 10-day period Landlord's architect and Tenant's architect shall jointly appoint a third architect. The third architect shall independently make his determination of the rentable floor area of the Demised Premises within ten (10) days after his appointment. The highest and the lowest measurements among the three (3) architects shall be disregarded and the remaining determination shall be deemed to be the rentable floor area of the Demised Premises.


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Each party shall pay for the cost of its architect and one-half of the cost of the third (3rd) architect. In the event that Landlord's architect and Tenant's architect do not agree on a third architect within such 10-day period, the dispute shall be resolved by arbitration in accordance with the then prevailing Commercial Rules of the American Arbitration Association.

                  3. "Landlord's RSF": the rentable square footage of the Buildings, which is currently estimated to be approximately 200,000 rentable square feet. The rentable square footage of the Buildings will be revised to reflect the final rentable square footage of the Buildings as certified by Landlord's architect within thirty days after completion of the Office Space Improvements

                  4. "Tenant's Fraction": 38.33%, which is Tenant's RSF divided by Landlord's RSF, as the same may be adjusted from time to time.

                  5. "Base Year": Calendar year 2001

                  6. "Commencement Date": the earlier of (i) the date Tenant commences occupancy of all or any portion of the Demised Premises, and (ii) the Delivery Date. "Delivery Date" shall mean the date on which the Office Space Improvements are "Substantially Completed" or would have been Substantially Completed had a "Tenant Delay" not occurred as determined in accordance with the terms of Section 3 below. Upon the request of either party, following the determination of the Commencement Date, Landlord and Tenant shall enter into a mutually acceptable Commencement Date Agreement confirming the Commencement Date.

                  7. "Estimated Commencement Date:" September 1, 2000

                  8. "Notice Addresses":

                      Landlord:    c/o Preferred Real Estate Investments, Inc.
                                   1200 River Road, Suite 1303
                                   Conshohocken, PA  19428

                      Tenant:      Prior to the Commencement Date:
                                   Quaker Chemical Corp.
                                   Lee and Elm Streets
                                   Conshohocken, PA 19428

                                   After the Commencement Date:

                                   At the Demised Premises

                  9. "Permitted Use": General office use, labs and other lawful uses ancillary or related thereto.


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                  10. "Annual Base Rent":

    ---------------------------------------------------------------------------------------
                Lease Year        Annual rent      Monthly Installment      Rent/Sq. Ft.
                ----------        -----------      -------------------      ------------
    ---------------------------------------------------------------------------------------
    Years 1 through 5            $1,193,783.04          $99,481.92             $15.57
    ---------------------------------------------------------------------------------------
    Years 6 through 10           $1,270,455.04         $105,871.25             $16.57
    ---------------------------------------------------------------------------------------
    Years 11 through 15          $1,347,127.04         $112,260.59             $17.57
    ---------------------------------------------------------------------------------------

          11. "Security Deposit": N/A

          12. "Property Manager" / Rent Payment Address:
               Equivest Management Company
               PO Box 13700
               Philadelphia,  PA  19191-1062

          13.  Brokers:

               "Landlord's Broker"  - Preferred Real Estate Advisors, Inc.
               "Tenant's Broker"    - None.

List of Exhibits
----------------
Exhibit "A"       -        Site Plan
Exhibit "B"       -        Demised Premises
Exhibit "B-1"     -        Office Space
Exhibit "B-2"     -        Lab Space
Exhibit "B-3"     -        Base Building Work
Exhibit "C"       -        Janitorial Specifications
Exhibit "D"       -        Rules and Regulations
Exhibit "E"       -        Form of SNDA


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                                WITNESSETH, THAT:

         1. DEMISED PREMISES / USE. Landlord, for the Term and subject to the provisions and conditions hereof, leases to Tenant and Tenant accepts from Landlord, the Demised Premises. The Demised Premises are comprised of an office portion containing approximately 51,672 rentable square feet as shown on Exhibit "B-1" attached hereto (the "Office Space") and a laboratory portion containing approximately 25,000 rentable square feet as shown on Exhibit "B-2" (the "Lab Space"). Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Office Space or any part thereof, other than for general office use and other lawful uses ancillary or related thereto. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Lab Space or any part thereof, other than for laboratory use, ancillary office use and other lawful uses ancillary or related thereto.

         2. TERM / LEASE YEAR. The Term of this Lease shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated as expressly set forth herein. The first lease year of the Term shall commence on the Commencement Date and shall end on (i) the day immediately preceding the first anniversary of the Commencement Date, if the Commencement Date is the first day of the month, or (ii) the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month. Each lease year after the first lease year shall be a consecutive twelve (12) month period commencing on the first day of the calendar month immediately following the preceding lease year.

         3. BASE BUILDING WORK / TENANT IMPROVEMENTS.

                  (a) Base Building Work. Landlord shall cause to be constructed, in a good and workmanlike manner and in conformity with all applicable laws, certain base building work as described on Exhibit "B-3" attached hereto ("Base Building Work"). The Base Building Work shall be performed at Landlord's sole cost and expense. Any work not expressly included in the Base Building Work shall constitute Office Space Improvements or Lab Space Improvements (each as hereinafter defined), as the case may be. Tenant specifically acknowledges that the Base Building Work shall apply only with respect to Office Space (as hereinafter defined), and Landlord shall not have any obligation to perform any base building work or other improvements to the Lab Space (as hereinafter defined) to prepare the same for Tenant's occupancy.

                  (b) Office Space.

                  (i) On or before January 15, 2001, Tenant shall submit to Landlord, for Landlord's prior approval, proposed plans and specifications, including complete construction drawings (i.e., with mechanical, electrical and fire protection drawings) (the "Proposed Office Plans") for Tenant's proposed improvements to the Office Space, which plans shall be prepared by a registered architect licensed to do business in Pennsylvania. The Proposed Office Plans shall include all information and specifications necessary for Landlord to complete the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. If Landlord disapproves the Proposed Office Plans, Landlord shall state specifically the reasons for such disapproval, and Tenant shall cause its architects to promptly make any changes in the Proposed Office Plans reasonably required by Landlord. Landlord and Tenant acknowledge that

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the Estimated Commencement Date is conditioned upon Landlord approving the
Proposed Office Plans on or before January 31, 2000 (the "Target Approval Date"). The Proposed Office Plans, as finally approved by Landlord are referred to hereinafter as the "Office Plans." The work described in the Office Plans is hereinafter referred to as the "Office Space Improvements."

                  (ii) Landlord shall construct, at Tenant's sole cost and expense (subject to the Office Space Improvement Allowance), the Office Space Improvements in accordance with the Office Plans, reserving the right to: (a) make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available; and (b) make changes necessitated by conditions met during the course of construction, provided that Tenant's approval of any change pursuant to clause (a) or (b) (and any increase or reduction of cost incident thereto) shall first be obtained, which approval shall not be unreasonably withheld. All work shall be furnished, installed and performed by Landlord, utilizing a general contractor selected by Landlord (which may be an affiliate of a general partner of Landlord), for "Landlord's Cost." "Landlord's Cost" shall mean all costs and expenses incurred by Landlord in connection with the completion of the Office Space Improvements, including, without limitation: (i) Landlord's out-of-pocket contract or purchase price(s) for materials, components, labor and services plus (ii) Landlord's architects' and engineers' fees and costs, plus (iii) fees for all required permits and approvals. All subsequent changes in the Office Plans requested by Tenant shall be subject to the approval of Landlord. If Landlord approves any change in the Office Plans, Landlord shall construct the Office Space Improvements in accordance with such change, and Tenant shall pay any increase in the cost of constructing the Office Space Improvements resulting from such change.

                  (iii) Landlord shall provide Tenant with a construction allowance of (i) Twenty Dollars ($20.00) per rentable square foot of the Office Space, plus (ii) Seven Hundred Fifty Thousand Dollars ($750,000) (such sums being collectively referred to as the "Office Space Improvement Allowance"), which Office Space Improvement Allowance shall be applied solely against Landlord's Cost for the Office Space Improvements. In the event that Landlord's Cost exceeds the amount of the Office Space Improvement Allowance, Tenant shall reimburse Landlord for such excess from time to time during the progress of the work within ten (10) days after receipt of Landlord's invoice(s) therefor; provided, however, that Landlord may require that, before Landlord commences any work, Tenant shall pay to Landlord fifty percent (50%) of the amount estimated by Landlord to become due to Landlord therefor, which fifty percent (50%) shall be applied against the last of the Tenant Improvements to be paid for by Tenant to Landlord. To the extent that Landlord's Costs are less than the Office Space Improvement Allowance, Tenant may, at Tenant's option, apply such difference against the cost of the Lab Space Improvements or, in the alternative, receive a refund or credit against the rent payable hereunder, but in no event shall such refund or credit exceed Five Dollars ($5.00) per rentable square foot of the Office Space. Upon written request by Tenant from time to time during the course of construction, the total amount of Landlord's Cost shall be subject to examination by Tenant, and Tenant shall have reasonable access to Landlord's cost records relative thereto.

                  (iv) Following Landlord's receipt of bids and/or estimates for the Office Space Improvements, Landlord agrees to provide Tenant with a pricing schedule setting forth the estimated Landlord's Cost (the "Pricing Schedule"). In the event that the estimated Landlord's Cost as set forth in the Pricing Schedule exceeds the Office Space Improvement Allowance, then, within five (5) days after Tenant's receipt of the Pricing Schedule, Tenant shall have the right to make modifications to the Tenant's Plans to reduce the estimated Landlord's Cost; provided, however, to the extent that any delays in completion of the Office Space Improvements are caused by Tenant's modifications, the same shall constitute a "Tenant Delay" hereunder. Failure by Tenant to object to the Pricing Schedule within said 5-day period shall be deemed an approval by Tenant of the Pricing Schedule.

                  (v) Upon completion of the Office Space Improvements, except for items described in subparagraph (vi) below, Landlord shall notify Tenant, and Tenant shall inspect the Office Space with Landlord within three (3) business days after Tenant's receipt of Landlord's notice. Upon completion of the inspection, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of this Lease. The foregoing presumption shall not apply, however: (A) to required work not actually completed by Landlord, which Landlord agrees it shall complete with reasonable speed and diligence and which is identified at the time of the inspection on a list prepared by the construction representatives of Landlord and Tenant, or (B) to latent defects in such work which were not discovered at the time of the inspection; provided Tenant notifies Landlord of such defects within one (1) year from the date of the inspection. Landlord will correct any defects or deficiencies of which it is notified within the required period with reasonable speed and diligence.

                  (vi) The Office Space shall be deemed to be "Substantially Completed" when: (A) the work shown on the Office Plans has been completed except for (1) any improvements or work to be performed by Tenant; and (2) minor or insubstantial details of construction, mechanical adjustments, or finishing touches, which items shall not adversely affect Tenant's conduct of its ordinary business activities in the Office Space; and (B) if required under the applicable code or ordinance of Whitemarsh Township, the Township has issued a Certificate of Occupancy for the Office Space. Notwithstanding the foregoing, in the event that Tenant shall cause a delay in the Substantial Completion of the Office Space Improvements for any reason, including, without limitation, the reasons set forth in subparagraphs (a) through (d) below (a "Tenant Delay"), then Tenant's obligation to pay rent hereunder shall not be affected or deferred on account of such delay and, for purposes of establishing the Commencement Date hereunder, the "Delivery Date" shall be deemed to be the date that Substantial Completion would have occurred but for such Tenant Delay:

                                      (a) failure by Tenant to submit the
                                          Proposed Office Plans to Landlord by
                                          the Plans Submission Date, or the
                                          failure by Tenant to obtain Landlord's
                                          approval of the Proposed Office Plans
                                          by the Target Approval Date or to
                                          otherwise promptly make changes in the
                                          Proposed Office Plans reasonably
                                          required by Landlord in connection
                                          with the approval thereof; or
                                      (b) changes in the Office Plans
                                          requested by Tenant; or

                                      (c) delays, not caused by Landlord, in
                                          furnishing special items which are not
                                          readily available ("Long Lead Items")
                                          or procuring specialized labor
                                          required for installation of Long Lead
                                          Items, provided that Tenant shall be
                                          notified of Landlord's good faith
                                          estimate of the anticipated delay
                                          promptly after discovery thereof by
                                          Landlord, and shall be given an
                                          opportunity to specify alternative
                                          materials or requirements which are
                                          readily available; or

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                                      (d) the performance of any work or
                                          activity in the Demised Premises by
                                          Tenant or any of its employees, agents
                                          or contractors.

                  (vii) The date determined in accordance with subparagraph (vi) above is herein called the date of "Substantial Completion". In the event of any Tenant Delay, Tenant acknowledges that the Commencement Date and Tenant's obligations to pay rent hereunder may begin before the Office Space Improvements have been completed.

                  (b) Lab Space.

                  (i) Tenant has inspected the Lab Space, is familiar with the condition thereof, and accepts the Lab Space in it "AS IS" condition, without any representation or warranty by Landlord, express or implied. Tenant acknowledges that Landlord shall have no obligation to perform any improvements to the Lab Space to prepare the Lab Space for Tenant's use and occupancy.

                  (ii) Tenant shall perform, at its sole cost and expense, all work which Tenant deems necessary or desirable to prepare the Lab Space for Tenant's initial occupancy (collectively, the "Lab Space Improvements"), which Lab Space Improvements shall be subject to the prior written approval of Landlord. All work shall be performed in a good and workmanlike manner and in accordance with all applicable laws. Prior to the commencement of any work within the Lab Space, Tenant shall submit to Landlord, for Landlord's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), proposed plans and specifications (the "Proposed Lab Plans") for Tenant's proposed improvements to the Lab Space, which plans shall be prepared by a registered architect licensed to do business in Pennsylvania. The Proposed Lab Plans shall include all information and specifications necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. If Landlord disapproves the Proposed Lab Plans, Landlord shall state specifically the reasons for such disapproval, and Tenant shall cause its architects to promptly make any changes in the Proposed Lab Plans reasonably required by Landlord. All contractors utilized by Tenant for the performance of the Lab Space Improvements shall be subject to the prior written approval of Landlord.

                  (iii) Landlord shall provide Tenant with a construction allowance (the "Lab Space Improvement Allowance") of Twenty Dollars ($20.00) per rentable square foot of the Lab Space, which shall be applied solely against Tenant's Costs for the Lab Space Improvements and for no other purpose. The Lab Space Improvement Allowance shall be payable from time to time during the course of Tenant's construction of the Lab Space within thirty (30) days after receipt of invoices evidencing Tenant's Costs therefor. All payments made by Landlord on account of the Lab Space Improvement Allowance shall be subject to retainage of ten percent (10%) until completion of the Lab Space Improvements. "Tenant's Costs" shall mean Tenant's out-of-pocket contract or purchase price(s) for materials, components, labor and services for the Lab Space Improvements, including, without limitation, Tenant's costs for space planning, design, architectural and engineering services, wiring and cabling. Tenant's Costs shall be subject to examination by Landlord, and Tenant shall provide Landlord with copies of all invoices and other backup documentation reasonably requested by Landlord relative thereto. To the extent that Tenant's Costs are less than the Lab Space Improvement Allowance, Tenant may, at Tenant's option, apply such difference against the cost of the Office Space Improvements or, in the alternative, receive a refund or credit against the rent payable hereunder, but in no event shall such refund or credit exceed Five Dollars ($5.00) per rentable square foot of the Lab Space. In the event that Tenant's


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Costs exceed the amount of the Lab Space Improvement Allowance, Tenant shall be solely responsible for such excess costs.

         4. DELAY IN POSSESSION. Landlord currently anticipates that the Commencement Date hereunder will occur on or about the Estimated Commencement Date. If the Commencement Date has not occurred by the Estimated Commencement Date because of the holding over or retention of possession of any tenant or occupant, or if any repairs, improvements or decoration of the Demised Premises are not completed, or for any other reason, Landlord shall not be subject to any liability to Tenant. Under such circumstances, the rent reserved and covenanted to be paid herein shall not commence until the Commencement Date, and no such failure to deliver possession shall in any other respect affect the validity of this Lease. Notwithstanding the foregoing, in the event that the Commencement Date has not occurred by the date which is thirty (30) days after the Estimated Commencement Date (other than on account of a delay caused in whole or in part by Tenant), then Tenant shall be entitled to a rent credit of Five Hundred Dollars ($500.00) per day for each day that the Commencement Date is delayed beyond such thirtieth (30th) day, which rent credit shall constitute liquidated damages and not a penalty.

         5. RENT.

            (a) During the Term of this Lease, Tenant shall pay to Landlord the Annual Base Rent in the amount set forth in Section 10 of the Fundamental Lease Provisions. Such Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month.

            (b) The term "rent" as used in this Lease shall mean the Annual Base Rent, Operating Expenses (including, without limitation, Taxes) and all other additional rent or other sums payable by Tenant to Landlord under this Lease, all of which shall be deemed "rent" for purposes of Landlord's rights and remedies with respect thereto.

            (c) The first installment of rent shall be payable on the Commencement Date. If the Term begins on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated on a per diem basis for each day of such partial month, and the installment of rent paid at execution hereof shall be applied to the rent due for the first full calendar month of the term hereof.

            (d) All rent and other sums due to Landlord hereunder shall be payable to Landlord c/o Landlord's Property Manager at the Rent Payment Address specified in Section 12 of the Fundamental Lease Provisions, or to such other party or at such other address as Landlord may designate, from time to time, by written notice to Tenant, without demand and without deduction, set-off or counterclaim (except as otherwise expressly provided for herein).

            (e) If Landlord, at any time or times, shall accept said rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute or be construed as, a waiver of any of Landlord's rights hereunder.

         6. SECURITY DEPOSIT. Intentionally Omitted.


         7. PAYMENT OF OPERATING EXPENSES.

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            (a) As used herein, the following terms shall be defined as hereinafter set forth:

                (i) "Taxes" shall mean all real estate taxes and assessments, general and special, ordinary or extraordinary, foreseen or unforeseen, imposed upon the Complex or with respect to the ownership thereof. If, due to a future change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied or imposed in substitution in whole or in part for (or in lieu of) any tax which would otherwise be included within the term "Taxes" as defined herein, then the same shall be included in the term "Taxes."

                (ii) "Operating Expenses" shall mean, except as hereinafter limited, Landlord's actual out-of-pocket expenses in respect of the operation, maintenance and management of the Complex and shall include, without limitation:
(1) wages and salaries (and taxes imposed upon employers) with respect to those employed by Landlord for rendering service in the normal operation, cleaning, maintenance and repair of the Complex (provided, however, that to the extent that such individuals render services to other buildings owned or operated by Landlord or an affiliate of Landlord, the wages and salaries of such individuals shall be equitably allocated among the Complex and such other buildings); (2) costs for the operation, maintenance, repair and replacement of the Complex, including payments to contractors; (3) the cost of steam, electricity, water and sewer and other utilities (except for electricity which is separately charged by Landlord as herein provided) chargeable to the operation and maintenance of the Complex; (4) cost of insurance for the Complex including fire and extended coverage, elevator, boiler, sprinkler leakage, water damage, public liability and property damage, environmental liability, plate glass, and rent protection, but excluding any charge for increased premiums due to acts or omissions of other occupants of the Buildings or because of extra risk which are reimbursed to Landlord by such other occupants; (5) supplies; (6) legal and accounting expenses; (7) Taxes; (8) management expense; and (9) all other costs and expenses incurred by or on behalf of Landlord in connection with the repair, replacement, operation, maintenance, securing, insuring and policing of the Complex. The term "Operating Expenses" shall not include: (1) the cost of any repair or replacement item which, by standard accounting practice, should be capitalized; (2) any charge for depreciation, interest on encumbrances or ground rents paid or incurred by Landlord; (3) any charge for Landlord's income tax, excess profit taxes, franchise taxes or similar taxes on Landlord's business;
(4) commissions; (5) costs actually reimbursed by insurance proceeds; (6) the costs of any service provided to other tenant(s) of the Complex to the extent Landlord is entitled to be reimbursed directly (i.e., not as on Operating Expense pass-through) therefor, and the cost of any service provided to other tenant(s) of the Complex but not to Tenant; (7) legal fees, accountants' fees and other expenses incurred in connection with disputes with tenants or other occupants of the Complex or associated with the enforcement of any leases or defense of Landlord's title to or interest in the Building or any part thereof;
(8) salaries and employees of Landlord above the level of manager of the Complex; and (9) penalties and/or interest imposed by reason of the late payment by Landlord of Taxes or any other charges to be paid by Landlord.

            (b) In determining Operating Expenses for any year (including the Base Year), if less than one hundred percent (100%) of the rentable area of the Buildings shall have been occupied by tenants at any time during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which Landlord reasonably determines would normally be incurred had such occupancy been one hundred percent (100%) throughout such year.

            (c) For and with respect to each calendar year of the Term (including any renewals or extensions thereof) after the Base Year, there shall accrue, as additional rent, a sum ("Tenant's Share") equal to Tenant's Fraction of the amount by which Operating Expenses for such calendar year exceed the Operating Expenses for the Base Year (appropriately prorated for any partial calendar year included within the beginning and end of the Term).

            (d) Landlord shall furnish to Tenant as soon as reasonably possible after the beginning of each calendar year of the Term:

                (i) A statement (the "Expense Statement") setting forth (1) Operating Expenses for the previous calendar year, and (2) Tenant's Share of Operating Expenses for the previous calendar year; and

                (ii) A statement of Landlord's good faith estimate of Operating Expenses, and the amount of Tenant's Share thereof (the "Estimated Share"), for the current calendar year.

            (e) Within fifteen (15) days after Tenant receives the Expense Statement, Tenant shall pay to Landlord the difference, if positive, between the Tenant's Share of Operating Expenses for such previous year and the actual payments made by Tenant during such calendar year, or if the actual payments exceed Tenant's Share of Operating Expenses for such previous year, Tenant shall receive a credit against the next payment(s) of Operating Expenses falling due or, if the Lease shall have expired, a refund of such overpayment.

            (f) Unless Tenant, within sixty (60) days after any Expense Statement is furnished, shall give notice to Landlord that Tenant disputes said statement, specifying in detail the basis for such dispute, each Expense Statement furnished to Tenant by Landlord under this Section shall be conclusively binding upon Tenant as to the Operating Expenses due from Tenant for the period represented thereby. Pending resolution of any dispute, Tenant shall pay the additional rent in accordance with the Expense Statement furnished by Landlord.

            (g) Beginning with the next installment of Base Rent due after delivery of the statement of Tenant's Estimated Share, Tenant shall pay to Landlord, on account of its share of Operating Expenses, one-twelfth (1/12) of the Estimated Share multiplied by the number of full or partial calendar months elapsed during the current calendar year up to and including the month payment is made (less any amounts previously paid by Tenant on account of Operating Expenses for such period).

            (h) On the first day of each succeeding month up to the time Tenant shall receive a new statement of Tenant's Estimated Share, Tenant shall pay to Landlord, on account of its share of Operating Expenses, one-twelfth of the then current Estimated Share. Any payment due from Tenant to Landlord on account of Operating Expenses not yet determined as of the expiration of the Term shall be made within twenty (20) days after submission to Tenant of the next Expense Statement and any payments due from Landlord to Tenant for any overpayment of Operating Expenses shall be paid at the time Landlord delivers its next Expense Statement, which obligations shall survive the expiration or earlier termination of this Lease.

         8. UTILITIES SEPARATELY CHARGED TO DEMISED PREMISES. Tenant shall be responsible for all utilities (including gas and electric) which are consumed within the Demised Premises. Landlord shall, at Landlord's sole cost and expense, have submeters installed to measure the consumption by Tenant of electricity within the Demised Premises. Tenant shall pay for the consumption of electricity and any utilities which are separately metered based on its metered usage. With respect to any other utilities which are not separately metered, Tenant shall pay a pro-rata share of any utility charges covering the Demised Premises and other areas of the Complex serviced by such utility, which pro-rata share shall be based on the percentage which the

Tenant's RSF bears to the square footage of the areas of the Complex serviced by such utility. Tenant shall pay all utility bills within ten (10) days after receipt by Tenant. Landlord shall have the right, to be exercised by written notice to Tenant, to direct Tenant to contract directly with the utility provider supplying electricity to the Buildings, in which event Tenant shall pay all charges therefor directly to the utility provider. Landlord shall at all times have the exclusive right to select the provider or providers of utility service to the Demised Premises and the Complex. Landlord shall maintain all utility facilities (including submeters) located in the Demised Premises, the cost of which shall be included as an Operating Expense hereunder. Landlord shall have the right of access to the Demised Premises from time to time to install or remove utility facilities provide that Landlord does not materially interfere with Tenant's use of the Demised Premises.

         9. SERVICES. Landlord agrees that it shall:

            (a) Provide water for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord;

            (b) Furnish heat, ventilation and air-conditioning to the Demised Premises;

            (c) Furnish electricity and natural gas to the Demised Premises; and

            (d) Provide janitorial services in accordance with Landlord's building standard janitorial specifications which are attached hereto as Exhibit "C". Any and all additional or specialized janitorial service desired by Tenant shall be contracted for by Tenant directly and the cost and payment thereof shall be the sole responsibility of Tenant.

            The cost of the foregoing services shall be included in Operating Expenses except for those utilities which are separately metered, as provided in
Section 8 above. It is understood that Landlord does not warrant that any of the services referred to in this Section will be free from interruption from causes beyond the reasonable control of Landlord. No interruption of service shall ever be deemed an eviction or disturbance of Tenant's use and possession of the Demised Premises or any part thereof or render Landlord liable to Tenant for damages, permit Tenant to abate rent or otherwise relieve Tenant from performance of Tenant's obligations under this Lease. Notwithstanding the foregoing, if any interruption of services caused by the negligence or willful misconduct of Landlord renders the Demised Premises untenantable for a period of five (5) or more consecutive business days and Tenant ceases to use the Demised Premises (or the affected portion thereof) on account of such interruption, then, in such event, Tenant shall be entitled to a proportionate abatement of rent (based on the extent to which the Demised Premises is rendered untenantable and Tenant ceases to use the same) until such time as the Demised Premises (or the affected portion thereof) are restored to a tenantable condition.

         10. CARE OF DEMISED PREMISES. Tenant agrees, on behalf of itself, its employees and agents that it shall:

            (a) Comply at all times with any and all federal, state and local statutes, regulations, ordinances, and other requirements of any of the constituted public authorities relating to its specific use and occupancy of the Demised Premises (as opposed to any federal, state, and local statutes, regulations, ordinances and other requirements of any of the constituted public authorities which relate to office buildings in general, compliance with which shall be the sole responsibility of Landlord).

            (b) Give Landlord access to the Demised Premises at all reasonable times and upon not less than twenty-four hours' notice (except in the event of emergency), without charge or diminution of rent, to enable Landlord (i) to examine the same and to make such repairs, additions and alterations as Landlord may be permitted to make hereunder or as Landlord may deem advisable for the preservation of the integrity, safety and good order of the Buildings or any part thereof; and (ii) to show the Demised Premises to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the Term, to prospective tenants;


            (c) Maintain, repair and replace the interior, non-structural portions of the Demised Premises in good order and repair as and when needed, and replace all glass broken by Tenant, its agents, employees or invitees with glass of the same quality as that broken, except for glass broken by fire and extended coverage-type risks, and commit no waste in the Demised Premises;

            (d) Upon the expiration or earlier termination of this Lease, remove Tenant's goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Demised Premises to Landlord peaceably and quietly in as good order and condition as existed at the inception of the Term, wear and tear, damage from fire and casualty excepted. Goods and effects not removed by Tenant at the termination of this Lease, however terminated, shall be considered abandoned and Landlord may dispose of and/or store the same as it deems expedient, the cost thereof to be charged to Tenant; provided, however, that in no event shall Tenant be required to remove any fixtures, improvements or alterations installed by Tenant or Landlord, including, without limitation, the Office Space Improvements or the Lab Space Improvements;

            (e) Not overload, damage or deface the Demised Premises or do any act which might make void or voidable any insurance on the Demised Premises or the Buildings or which may render an increased or extra premium payable for insurance (and without prejudice to any right or remedy of Landlord regarding this subparagraph, Landlord shall have the right to collect from Tenant, upon demand, any such increase or extra premium). Tenant shall maintain at its own sole cost adequate insurance coverage for the full replacement value of all of its equipment, furniture, supplies and fixtures and provide Landlord with certificates evidencing such coverage;

            (f) Not make any alteration of or addition to the Demised Premises without the prior written approval of Landlord, except for interior, nonstructural alterations, which may be made without Landlord's prior approval;

            (g) Not install any equipment of any kind whatsoever which might necessitate any changes, replacements or additions to any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other systems serving the Demised Premises or any other portion of the Building, or to any of the services required of Landlord under this Lease, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and in the event such consent is granted, such replacements, changes or additions shall be paid for by Tenant at Tenant's sole cost and expense. At the expiration or earlier termination of this Lease, Tenant shall pay Landlord's cost of restoring such systems to their condition prior to such replacements, changes or additions provided that, at the time Landlord consented to such improvements, Landlord advised Tenant that such systems would need to be restored; and

            (h) Observe the rules and regulations annexed hereto as Exhibit "D," as Landlord may from time to time amend the same, for the general safety, comfort and convenience of Landlord, occupants and tenants of the Buildings.

         11. MECHANIC'S LIEN. Tenant shall, within thirty (30) days after notice from Landlord, discharge any mechanic's lien for materials or labor claimed to have been furnished to the Demised Premises on Tenant's behalf (except for work contracted for by Landlord) and shall indemnify and hold harmless Landlord from any loss incurred in connection therewith.

         12. REPAIRS AND MAINTENANCE. Landlord shall maintain, repair and replace all portions of the Complex which are not expressly the responsibility of Tenant hereunder, including, without limitation, keeping and maintaining the public areas of the Complex clean and in good working order. Landlord shall further make, or cause to be made, all necessary repairs to the structure and exterior of the Buildings, as well as to the mechanical, HVAC, electrical and plumbing systems servicing the Buildings, provided that Landlord shall have no obligation to make any repairs until Landlord shall have received notice of the need for such repair. The cost of the foregoing maintenance and repairs shall be included in Operating Expenses. Notwithstanding the foregoing, all repairs made necessary by Tenant's specific use, occupancy or alteration of the Complex, or by the negligent acts of Tenant, its agents, employees or invitees, shall be made at the sole cost and expense of Tenant.

         13. SUBLETTING AND ASSIGNING.

            (a) Tenant shall have the right to assign this Lease or sublet all or any portion of the Demised Premises, whether voluntarily or by operation of law, without requiring Landlord's prior written consent thereto. In addition, Tenant shall not mortgage, pledge or hypothecate this Lease.

            (b) A transfer or sale by Tenant of a majority of the voting shares, partnership interests or other controlling interests in Tenant shall not be deemed an assignment of this Lease by Tenant.

            (c) Notwithstanding the foregoing, any subletting or assignment by Tenant (with or without Landlord's consent) shall not in any way relieve or release Tenant from liability for the performance of all terms, covenants and conditions of this Lease.

            (d) Tenant shall pay to Landlord, as additional rent hereunder, 50% of all subrents or other sums or economic consideration received by Tenant (after deducting Tenant's reasonable costs of reletting, including, without limitation, the amortization of any fit-out costs incurred by Tenant to improve any space for a subtenant's occupancy), whether denominated as rentals or otherwise, in excess of the monthly sums which Tenant is required to pay under this Lease.

         14. FIRE OR CASUALTY. In the event that the whole or a substantial part of the Buildings or the Demised Premises is damaged or destroyed by fire or other casualty, then, within thirty (30) days after the date that Landlord receives notice of such fire or other casualty, Landlord shall provide written notice to Tenant as to whether Landlord intends to repair or rebuild and the estimated time period for the completion thereof. In the event that Landlord's notice provides that the repairs to the Demised Premises shall require more than one hundred eighty (180) days from the date of such fire or casualty to complete, or if Landlord fails to provide such notice within said thirty (30) days, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty days (30) after receipt of Landlord's notice, in which event this Lease shall be deemed terminated as of the date of such fire or casualty. In the event that Landlord elects to repair or rebuild (and Tenant does not have the right to, or has elected not to, terminate this Lease in accordance with the foregoing sentence), Landlord shall thereupon cause the damage (excepting, however, Tenant's furniture, fixtures, equipment and improvements, which shall be Tenant's responsibility to restore) to be repaired with reasonable speed. If Landlord fails to complete such repairs within said one hundred eighty
(180) days, Tenant may terminate this Lease by providing written notice to Landlord, in which event this Lease shall be deemed terminated as of the date of such fire or casualty. In the event the damage shall be so extensive that Landlord shall decide not to repair or rebuild, or if any mortgagee, having the right to do so, shall direct that the insurance proceeds are to be applied to reduce the mortgage debt rather than to the repair of such damage, this Lease shall be terminated effective as of the date of casualty. To the extent and for the time that the Demised Premises are rendered untenantable or inaccessible on account of fire or other casualty, the rent shall proportionately abate.

         15. EMINENT DOMAIN. If the whole or a substantial part of the Demised Premises, the Buildings or the Complex is taken or condemned for a public or quasi-public use under any statute or by right of eminent domain by any competent authority or sold in lieu of such taking or condemnation, such that in the opinion of an architect (who shall be selected by both Tenant and Landlord), the Demised Premises, the Buildings and/or the Complex are not economically operable as before without substantial alteration or reconstruction, this Lease shall automatically terminate on the date that the right to possession shall vest in the condemning authority (the "Taking Date"), with rent being adjusted to said Taking Date, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. Tenant shall have no claim against Landlord and no claim or right to any portion of any amount that may be awarded as damages or paid as a result of any taking, condemnation or purchase in lieu thereof; except that Tenant shall have the right to recover a separate award for moviing expenses or any other award which woould not reduce the award payable to Landlord. If any part of the Demised Premises is so taken or condemned, but this Lease is not automatically terminated as aforesaid this Lease shall automatically terminate as to the portion of the Demised Premises so taken or condemned, as of the Taking Date, and this Lease shall continue in full force as to the remainder of the Demised Premises, with rent abating only to the extent of the Demised Premises so taken or condemned; provided, however, that if the remaining portion of the Demised Premises is no longer suitable for the Permitted Use, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty (30) days after the Taking Date.

         16. INSOLVENCY. (a) The appointment of a receiver or trustee to take possession of all or a portion of the assets of Tenant, or (b) an assignment by Tenant for the benefit of creditors, or (c) the institution by or against Tenant of any proceedings for bankruptcy or reorganization under any state or federal law (unless in the case of involuntary proceedings, the same shall be dismissed within forty-five (45) days after institution), or (d) any execution issued against Tenant which is not stayed or discharged within fifteen (15) days after issuance of any execution sale of the assets of Tenant, shall constitute a breach of this Lease by Tenant. Landlord in the event of such a breach, shall have, without need of further notice, the rights enumerated in Section 17 herein.

         17. DEFAULT.

            (a) If Tenant shall fail to pay rent or any other sum payable to Landlord hereunder when due and such failure continues for more than five (5) days after written notice thereof from Landlord to Tenant), or if Tenant shall fail to perform or observe any of the other covenants, terms or conditions contained in this Lease and such failure continues for thirty (30) days after written notice thereof from Landlord (or such longer period as is reasonably required to correct any such default, provided Tenant promptly commences and diligently continues to effectuate a cure), or if any of the events specified in
Section 16 occur, or if Tenant vacates or abandons the Demised Premises during the term hereof or removes any of Tenant's goods or property therefrom other than in the ordinary and usual course of Tenant's business, then and in any of said cases (notwithstanding any former breach of covenant or waiver thereof in a former instance), Landlord, in addition to all other rights and remedies available to it by law or equity or by any other provisions hereof, may at any time thereafter:

                (i) upon three (3) days notice to Tenant, declare to be immediately due and payable, a sum equal to the Accelerated Rent Component (as hereinafter defined), and Tenant shall remain liable to Landlord as hereinafter provided; and/or

                (ii) terminate this Lease on at least five (5) days notice to Tenant and, on the date specified in said notice, this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Demised Premises to Landlord in the condition elsewhere herein required and Tenant shall remain liable to Landlord as hereinafter provided.

            (b) For purposes herein, the Accelerated Rent Component shall mean the aggregate of:

                (i) all rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component; and

                (ii) the Annual Base Rent reserved for the then entire unexpired balance of the Term (taken without regard to any early termination of the term by virtue of any default, and without regard for any unexercised Renewal Terms, plus all other charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of the Term which shall be capable of precise determination at the time of Landlord's election to recover the Accelerated Rent Component.

            (c) In any case in which this Lease shall have been terminated, or in any case in which Landlord shall have elected to recover the Accelerated Rent Component and any portion of such sum shall remain unpaid, Landlord may without further notice, enter upon and repossess the Demised Premises, by summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant, if this Lease has not been terminated, or in its own behalf, if this Lease has been terminated, relet the Demised Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such terms (which may include concessions of free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Demised Premises to be decorated, altered, divided, consolidated with other space or otherwise changed or prepared for reletting. No reletting shall be deemed a surrender and acceptance of the Demised Premises.

            (d) In the event Landlord shall, after default or breach by Tenant, recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the Term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of the Term of this Lease, Landlord shall refund such excess to Tenant, without interest, promptly after such determination.

            (e) Landlord shall in no event be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any rent due upon a reletting.

            (f) Tenant shall pay upon demand all Landlord's costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord, incurred in enforcing Tenant's obligations hereunder.

            (g) Intentionally Omitted.

            (h) If rent or any other sum due from Tenant to Landlord shall be overdue for more than thirty (30) days after notice from Landlord, it shall thereafter bear interest at the rate of twenty percent (20%) per annum (or, if lower, the highest legal rate) until paid.

            (i) All remedies available to Landlord hereunder and at law and in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Demised Premises shall deprive Landlord of any remedies or actions against Tenant for rent, for charges or for damages for the breach of any covenant, agreement or condition herein contained, nor shall the bringing of any such action for rent, charges or breach of covenant, agreement or condition, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Demised Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election be given by Landlord to Tenant.

            (j) No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy allowed for the violation of such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Demised Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, suit or judgment.

         18. LANDLORD'S RIGHT TO CURE. Landlord may (but shall not be obligated), on fifteen (15) days notice to Tenant (except that no notice need be given in case of emergency) cure on behalf of Tenant any default hereunder by Tenant, and the cost of such cure (including any attorney's fees incurred) shall be deemed additional rent payable upon demand.

         19. INSURANCE.

             (a) Tenant shall at all times during the Term, including any renewal or extension thereof, maintain in full force and effect with respect to the Demised Premises and Tenant's use thereof, (i) comprehensive public liability insurance, covering injury to person and property in amounts at least equal to Two Million Dollars ($2,000,000) per occurrence and annual aggregate limit for bodily injury and One Million Dollars ($1,000,000) per occurrence and annual aggregate limit for property damage, with increases in such limits as Landlord may from time to time reasonably request, and (ii) all-risk or fire and extended coverage insurance upon Tenant's personal property and leasehold improvements in the Demised Premises for the full replacement value of such personal property and leasehold improvements. Notwithstanding the foregoing, so long as the original named Tenant is the holder of the Tenant's interest in this Lease, Tenant shall have the right, at its option, to self-insure up to One Million Dollars ($1,000,000) against the risks that would be covered under the insurance policies required by Tenant pursuant clause (i) above pursuant to a self-insurance program administered by Tenant. If and to the extent Tenant implements any self-insurance program, then Tenant acknowledges that Tenant shall be responsible for the amounts that would, but for such self-insurance by Tenant, be payable in accordance with the terms and conditions of the policies required to fulfill the minimum requirements of this Section 19. All liability insurance policies (excepting any workers compensation policy carried by Tenant) shall name Landlord and at Landlord's request any mortgagee of all or any portion of the Complex as additional insureds. Tenant shall lodge with Landlord duplicate originals or certificates of such insurance at or prior to the Commencement Date, together with evidence of paid-up premiums, and shall lodge with Landlord renewals thereof at least fifteen (15) days prior to expiration. All such policies or certificates shall provide that such insurance coverage may not be cancelled or materially amended unless Landlord and any mortgagee designated by Landlord as aforesaid are given at least thirty (30) days prior written notice of the same.

             (b) Landlord shall at all times during the Term, including any renewal or extension thereof, maintain in full force and effect with respect to the Complex and the Buildings, (i) comprehensive public liability insurance, covering injury to person and property in amounts at least equal to Two Million Dollars ($2,000,000) per occurrence and annual aggregate limit for bodily injury and One Million Dollars ($1,000,000) per occurrence and annual aggregate limit for property damage and (ii) property insurance in an amount equal to at least 90% of the full replacement cost of the Buildings in the Complex. Landlord's insurance obligation may be satisfied under so-called "blanket" insurance policies covering other properties in addition to the Complex, and the coverage limits may be satisfied by "umbrella" coverage.


         20. WAIVER OF SUBROGATION. Each party hereto hereby waives any and every claim which arises or which may arise in its favor against the other party hereto during the Term, including any extension or renewal thereof, for any and all loss of, or damage to, any of its property located within or upon or constituting a part of the Building, to the extent that such loss or damage is covered under an insurance policy or policies and to the extent such policy or policies contain provisions permitting such waivers of claims. Each party agrees to request its insurers to issue policies containing such provisions and if any extra premium is payable therefor, the party which would benefit from the provision shall have the option to pay such additional premium in order to obtain such benefit.

         21. LIABILITY. Tenant agrees that Landlord, the Property Manager and their respective officers, employees and agents shall not be liable to Tenant, and Tenant hereby releases said parties, for any personal injury or damage to or loss of personal property in the Demised Premises from any cause whatsoever unless such damage, loss or injury is the result of the negligence or willful misconduct of Landlord, its agents or employees. Landlord shall not be liable to Tenant for any such damage or loss whether or not the result of the negligence or willful misconduct of Landlord, its agents or employees to the extent Tenant would be covered by insurance that Tenant is required to carry hereunder. Tenant shall and does hereby indemnify and hold Landlord harmless of and from all loss or liability incurred by Landlord (including, without limitation, reasonable attorney's fees) in connection with any failure of Tenant to fully perform its obligations under this Lease and in connection with any personal injury or damage of any type or nature occurring in, or resulting out of Tenant's use of, the Demised Premises, unless due to the negligence or willful misconduct of Landlord, its agents or employees.

         22. ENVIRONMENTAL MATTERS.

             (a) Tenant shall conduct, and cause to be conducted, all operations and activity at the Demised Premises in compliance with, and shall in all other respects applicable to the Demised Premises comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the environment (hereinafter collectively called "Environmental Statutes") including, without limitation, (i) those relating to the generation, use, handling, treatment, storage, transportation, release, emission, disposal, remediation or presence of any material, substance, liquid, effluent or product, including, without limitation, hazardous substances, hazardous waste or hazardous materials, (ii) those concerning conditions at, below or above the surface of the ground and
(iii) those concerning conditions in, at or outside the Building.

             (b) Tenant shall not cause or suffer or permit to occur in, on or under the Demised Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of hazardous substances, hazardous wastes or hazardous materials (as such terms are now or hereafter defined under any Environmental Statute) or any other material, substance, liquid, effluent or product now or hereafter regulated by any Environmental Statute (all of the foregoing herein collectively called "Hazardous Substances"), in violation of any Environmental Statutes or any other applicable governmental requirements. Should Tenant, its agents, employees or invitees cause any release of Hazardous Substances at the Demised Premises, Tenant shall immediately contain, remove and dispose of, such Hazardous Substances and any material that was contaminated by the release and to remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures the Tenant shall comply with all Environmental Statutes.

             (c) Tenant hereby agrees to indemnify and to hold harmless Landlord of, from and against any and all expense, loss or liability suffered by Landlord by reason of Tenant's breach of any of the provisions of this Section, including, but not limited to, (i) any and all expenses that Landlord may incur in complying with any Environmental Statutes, (ii) any and all costs that Landlord may incur in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the release of any Hazardous Substance or waste at or from the Demised Premises, (iii) any and all costs for which Landlord may be liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the release of a Hazardous Substance or waste at or from the Demised Premises, (iv) any and all fines or penalties assessed, or threatened to be assessed, upon Landlord by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Article, and (v) any and all legal fees and costs incurred by Landlord in connection with any of the foregoing.

             (d) Tenant's covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

         23. SUBORDINATION. This Lease shall not be subject or subordinate to the terms and conditions of any underlying mortgages which may now or hereafter encumber the Buildings and/or the Complex, or to any renewals, modifications, consolidations, replacements or extensions thereof, unless and until the holder of any such mortgage has delivered to Tenant a subordination and non-disturbance agreement ("SNDA"), in form and substance reasonably satisfactory to Tenant, which provides that, inter alia, so long as Tenant is not in default hereunder, Tenant's occupancy will not be disturbed, and this Lease shall remain in full force and effect in the event of a foreclosure of such mortgage. Tenant hereby acknowledges and agrees that the form of SNDA

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attached hereto as Exhibit "E" is acceptable to Tenant. If Landlord subsequently delivers to Tenant a form of SNDA required by any mortgagee of the Property that meets the foregoing requirements, Tenant agrees to execute and return the same to Landlord within seven (7) days after receipt thereof by Tenant.

         24. ESTOPPEL STATEMENT. Each of Landlord and Tenant shall from time to time, within seven (7) days after request by the other party, execute, acknowledge and deliver to Landlord a statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which rent and other charges have been paid, and whether or not, to the best of the knowledge of the party making such statement, the other party is in default or whether the party making such statement has any claims or demands against the other party (and, if so, the default, claim and/or demand shall be specified), and such other information reasonably requested by the other party.

         25. RELOCATION. Intentionally Omitted.

         26. HOLDING-OVER. Should Tenant continue to occupy the Demised Premises after the expiration of the Term, including any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limitation of any of Landlord's rights or remedies therefor) be one at sufferance at a minimum monthly rental equal to one hundred fifty percent (150%) of the rent payable for the last month of the Term.

         27. FINANCIAL STATEMENTS. Upon the request of any mortgagee, prospective mortgagee or prospective purchaser of the Complex, Tenant shall provide to Landlord complete copies of Tenant's latest publicly available, annual financial statements and such other publicly available financial information as may be reasonably requested by such mortgagee and/or purchaser.

         28. RENT TAX. If, during the Term, including any renewal or extension thereof, any tax is imposed upon the privilege of renting or occupying the Demised Premises or upon the amount of rentals collected therefor, Tenant will pay each month, as additional rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord.

         29. QUIET ENJOYMENT. Tenant, upon paying the rent, and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Demised Premises during the term of this Lease without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.


         30. NOTICES. All notices required to be given by Landlord to Tenant shall be sufficiently given by leaving the same upon the Demised Premises, by overnight express delivery service or by courier service delivery against written receipt or signed proof of delivery, or mailing the same by registered or certified mail, return receipt requested, to Tenant's Address until the Commencement Date and to the Demised Premises thereafter. Notices given by Tenant to Landlord must be given by registered or certified mail, return receipt requested, overnight express delivery service or by courier service delivery against written receipt or signed proof of delivery, to Landlord at Landlord's Address, with a copy to the Property Manager, and to such other person and address as Landlord may from time to time designate in writing

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

         31. MISCELLANEOUS.

             (a) Each of the parties hereto represents and it has dealt with no broker, agent or other intermediary in connection with this Lease other than Landlord's Broker, and that insofar as each knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord. Each of Landlord and Tenant agrees to indemnify, defend and hold the other and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker, agent or other intermediary other than Landlord's Broker with respect to a claim through such party for broker's commission or fee or similar compensation brought by any person in connection with this Lease, Landlord agrees to pay all commissions payable to Landlord's Broker pursuant to a separate agreement between Landlord and Landlord's Broker.

             (b) The word "Tenant" as used in this Lease shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. This Lease shall not inure to the benefit of any assignee, heir, legal representative, transferee or successor of Tenant except in accordance with the provisions of Section13 of this Lease. Subject to the foregoing limitation, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Tenant and its heirs, legal representatives, successors and assigns.

             (c) The term "Landlord" as used in this Lease means the fee owner of the Complex or, if different, the party holding and exercising the right, as against all others (except space tenants of the Complex) to possession of the entire Complex. In the event of the voluntary transfer of such ownership or right to a successor-in-interest of Landlord, Landlord shall be freed and relieved of all liability and obligation hereunder which shall thereafter accrue (and, as to any unapplied portion of Tenant's security deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to such successor in interest for the performance of the covenants and obligations of the Landlord hereunder accruing after such transfer (either in terms of ownership or possessory rights). Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.

             (d) Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by Tenant that none of Landlord's covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, shareholders or trustees, or any of their respective partners, shareholders or trustees, and any liability for damage or breach or nonperformance by Landlord, or for Landlord's negligence, shall be collectible only out of Landlord's interest in the Building and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners, shareholders or trustees or any of its or their partners, shareholders, trustees, officers, agents, employees, legal representatives, successors or assigns, if any; all such liability, if any, being expressly waived and released by Tenant. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant for any consequential damages, lost profits, loss of business or other similar damages, regardless of whether the same arises out of the negligence of Landlord, its agents or employees.

             (e) Landlord and Landlord's agents have made no representation, agreements, conditions, warranties, understandings, or promises, either oral or written, other than as herein set forth, with respect to this Lease, the Buildings, the Complex, the Demised Premises, or otherwise.

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

             (f) Time is of the essence of this Lease and all of its provisions


             (g) If Landlord is delayed or prevented from performing any of its obligations under this Lease by reason of causes beyond Landlord's control, the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord.

             (h) Tenant shall have the right to record a short form memorandum of this Lease in form and substance reasonably satisfactory to Landlord, and Landlord shall execute any such memorandum within five (5) business days after a request to do so is received by Landlord from Tenant.

             (i) Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Lease or any amendments or exhibits hereto.

         32. PRIOR AGREEMENT, AMENDMENTS. This Lease, the exhibits, and any riders attached hereto and forming a part hereof set forth all of the promises, agreements, conditions, warranties, representations and understandings between Landlord and Tenant relative to the Premises and this leasehold. No alteration, amendment, modification, waiver, understanding or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

         33. CAPTIONS. The captions of the paragraphs in this Lease are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

         34. SEVERABILITY If any provision contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (and the application of such provision to the persons or circumstances, if any, other than those as to which it is invalid or unenforceable) shall not be affected thereby, and each and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

         35. GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         36. INTERIM OCCUPANCY. From and after the execution of this Lease through the Commencement Date (the "Interim Occupancy Period"), Landlord hereby grants Tenant a license to continue to occupy that portion of the Complex currently occupied by Tenant and consisting of approximately 80,000 square feet (the "Existing Premises") at a monthly rental rate of $56,854.00. Upon the Commencement Date, Tenant shall vacate and surrender the Existing Premises in good condition, removing therefrom all of Tenant's furniture, trade fixtures and equipment, and relocate to the Demised Premises.

         37. DELIVERY FOR EXAMINATION. DELIVERY OF THE LEASE TO TENANT SHALL NOT BIND LANDLORD IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT.

         38. RENEWAL OPTION. Tenant shall have the option to extend the Term for three (3) separate, consecutive renewal periods (each, a "Renewal Option"), under and subject to the following terms and conditions:

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

             (a) The first renewal term (the "First Renewal Term") shall be for a five (5) year period commencing on the day immediately following the expiration date of the original Term of this Lease and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof. The second renewal term (the "Second Renewal Term") shall be for a five (5) year period commencing on the day immediately following the expiration date of the First Renewal Term and expiring at midnight on the day immediately preceding the fifth
(5th) anniversary thereof. The third renewal term (the "Third Renewal Term") shall be for a four (4) year period commencing on the day immediately following the expiration date of the Second Renewal Term and expiring at midnight on the day immediately preceding the fourth (4th) anniversary thereof. If Tenant fails to exercise any Renewal Option, all subsequent Renewal Options shall be null and void and of no further force and effect.

             (b) Tenant must exercise each Renewal Option, if at all, upon at least 180 days' written notice to Landlord prior to the expiration date of the then current Term of this Lease, time being of the essence.

             (c) At the time Tenant delivers its notice of election to exercise the applicable Renewal Option to Landlord, this Lease shall be in full force and effect, Tenant shall not have assigned this Lease or sublet the Demised Premises, and Tenant shall not be in default in the performance of any of its obligation hereunder.

             (d) Each Renewal Term shall be on the same terms and conditions contained in this Lease, except that (i) subject to the last two sentences of this subparagraph (d), the Annual Base Rent shall be ninety-five percent (95%) of the then current "Fair Market Rental Rate" for the Demised Premises, but in no event more than one hundred fifteen percent (115%) of the Annual Base Rent payable during the final year of the then current Term, and (ii) Tenant shall not be entitled to any allowances or other concessions with respect to the Renewal Terms. Notwithstanding the foregoing, in the event that Tenant shall have assigned this Lease or sublet all or any portion of the Demised Premises, then the Annual Base Rent for the applicable Renewal Term (and each Renewal Term thereafter) shall be the greater of (i) ninety-five (95%) of the then current "Fair Market Rental Rate", and (ii) the Annual Base Rent payable during the final year of the then current Term. If Tenant shall assign this Lease or sublet all or any portion of the Demised Premises during any Renewal Term, then the Annual Base Rent shall automatically increase to the greater of (i) ninety-five (95%) of the then current "Fair Market Rental Rate", and (ii) the Annual Base Rent payable during the final year of the immediately preceding Term, which adjustment shall be made as of the effective date of the assignment or sublease.

             (e) As used herein, the term "Fair Market Rental Rate" shall mean the average of the annual rental rates then being charged by Landlord for office space in the Complex for leases commencing on or about the commencement of the Renewal Term (or, if there are not at least two (2) leases for tenants in the Complex that commence on or about the commencement of the Renewal Term, then the annual rental rates then being charged for Class "A" office space in the Conshohocken, Pennsylvania market), taking into consideration the use, location and floor level of the applicable building, leasehold improvements or allowances provided, rental concessions, the term of the lease under consideration, the extent of services provided thereunder, the creditworthiness of Tenant, annual escalations and other adjustments to the base rental and any other relevant term or condition in making such evaluation. Landlord shall determine the Fair Market Rental Rate using its good faith judgment and shall provide written notice of such rate within fifteen (15) days after Tenant's exercise notice pursuant to this Section. Tenant shall thereupon have the following options: (i) to accept such proposed "Fair Market Rental Rate", (ii) to rescind its

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

exercise of the renewal option, or (iii) to notify Landlord in writing that Tenant objects to the proposed rental rate. Tenant must provide Landlord with written notification of its election within fifteen (15) days after Tenant's receipt of Landlord's notice, otherwise Tenant shall be deemed to have elected clause (i) above and to have accepted Landlord's proposed "Fair Market Rental Rate." If Tenant objects to Landlord's proposed "Fair Market Rental Rate" in accordance with clause (iii) above, Landlord and Tenant shall attempt to negotiate a mutually acceptable rental rate within fifteen (15) days following notification by Tenant, and if such negotiations have not been concluded within such fifteen (15) day period, either party may require determination of the Fair Market Rental Rate for the Renewal Term by giving written notice to the other no later than ten (10) days after the expiration of such fifteen (15) day period, which notice shall designate a MAI real estate appraiser or real estate broker with at least five (5) years experience in office leasing in the suburban Philadelphia market. Within ten (10) days after receipt of such notice, the other party to this Lease shall select a real estate appraiser/broker meeting the aforesaid requirements and give written notice of such selection to the initiating party. If the two (2) real estate appraisers/brokers fail to agree upon the Fair Market Rental Rate within ten (10) days after selection of the second appraiser/broker, the two (2) appraisers/brokers shall select a third
(3rd) real estate appraiser/broker meeting the foregoing requirements to determine the Fair Market Rental Rate within ten (10) days after the appointment of the third (3rd) appraiser/broker. The Fair Market Rental Rate applicable to the applicable Renewal Term shall equal the arithmetic average of such three (3) determinations; provided, however, that if one (1) appraiser's/broker's determination deviates more than five percent (5%) from the median of the three
(3) determinations, the Fair Market Rental Rate shall be an amount equal to the average of the other two (2) determinations. The determination of Fair Market Rental Rate shall be final, binding and conclusive on Landlord and Tenant

             (f) Except for the specific Renewal Options set forth above, there shall be no further privilege of renewal.


                            [signatures on next page]

         IN WITNESS WHEREOF, the parties hereto have executed this Lease or caused this Lease to be executed by their duly authorized representatives the day and year first above written.

                                          LANDLORD:

                                          QUAKER PARK ASSOCIATES, L.P.,
                                          a limited partnership

                                          By:   QUAKER PARK, INC.,
Attest:                                         its authorized general partner


/s/ Alan S. Werther                       By: /s/ Nimish Sanghrajka
-------------------------------               ----------------------------------
                                              Name: Nimish Sanghrajka
                                              Title: President

Attest:                                   By:   QUAKER QP, INC.,
                                                its authorized general partner


_______________________________           By: /s/ Michael F. Barry
                                             -----------------------------------
                                             Name:  Michael F. Barry
                                             Title: President

                                          TENANT:

Attest:                                   QUAKER CHEMICAL CORPORATION



____________________________              By: /s/ Michael F. Barry
                                             -----------------------------------
                                              Name: Michael F. Barry
                                              Title: Vice President and
                                                     Chief Operating Officer



                                       25